Supplement dated July 18, 2007 to

Prospectus Supplement dated June 29, 2007 (to Prospectus dated June 11, 2007)

$2,124,065,000 (Approximate)
Mortgage Pass-Through Certificates

Deutsche Alt-A Securities Mortgage Loan Trust, Series 2007-OA4
Issuing Entity

DB Structured Products, Inc.
Sponsor

ACE Securities Corp.
Depositor

Wells Fargo Bank, N.A.
Securities Administrator and Master Servicer

The prospectus supplement dated June 29, 2007 to the prospectus dated June 11, 2007 with respect to the above-captioned series is hereby amended as follows:

1)

The rate set forth for each of the Class M-7 Certificates in the table that begins on page S-6 of the prospectus supplement under the heading “Pass-Through Rate” shall be deleted in its entirety and replaced with “One-Month LIBOR plus 2.00%(12)”

2)

The phrase “Net WAC Pass-Through Rate” is hereby replaced with the phrase “Swap Net WAC Pass-Through Rate”, in each of (i) clause (a) of the third paragraph of “Class I-A-1B Swap Agreement” under “Summary”, (ii) clause (a) of the third paragraph of “Class A-2A Swap Agreement” under “Summary”, (iii) clause (a) of the definition of “Securities Administrator Class I-A-1B Swap Payment” under “Description of the Certificates-The Class I-A-1B Swap Agreement and the Class I-A-1B Swap Account”, and (iv) clause (a) of the definition of “Securities Administrator Class A-2A Swap Payment” under “Description of the Certificates-The Class A-2A Swap Agreement and the Class A-2A Swap Account”.

3)

Clause (ii) of the definition of “Net WAC Pass-Through Rate” under “Glossary of Definitions Relating to the Priority of Distributions” is deleted in its entirety and replaced with the following:

(ii)

With respect to the Class I-A-1B Certificates, a per annum rate equal to the excess, if any, of (I) the Net WAC Pass-Through Rate for the Class I-A-1A Certificates and the Class I-A-2B, Class I-A-3 and Class I-A-4 Components for that Distribution Date, over (II) a per annum rate (subject to adjustment based on the actual number of days elapsed in the related Interest Accrual Period) equal to the product of (i) 12 and (ii) a fraction, expressed as a percentage, (A) the numerator of which is any Adjusted Net Securities Administrator Class I-A-1B Swap Payment and Swap Termination Payment payable to the Class I-A-1B Swap Provider for such Distribution Date (which was not caused by a Swap Provider Trigger Event, as defined in the Class I-A-1B Swap Agreement) and (B) the denominator of which is the Certificate Principal Balance of the Class I-A-1B Certificates immediately prior to that Distribution Date;

4)

Clause (v) of the definition of “Net WAC Pass-Through Rate” under “Glossary of Definitions Relating to the Priority of Distributions” is deleted in its entirety and replaced with the following:

(v)

With respect to the Class I-A-2A Component, a per annum rate equal to the excess, if any, of (I) the Net WAC Pass-Through Rate for the Class I-A-1A Certificates and the Class I-A-2B, Class I-A-3 and Class I-A-4 Components for that Distribution Date, over (II) a per annum rate (subject to adjustment based on the actual number of days elapsed in the related Interest Accrual Period) equal to the product of (i) 12 and (ii) a fraction, expressed as a percentage, (A) the numerator of which is the product of (x) any Adjusted Net Securities Administrator Class A-2A Swap Payment and Swap Termination Payment payable to the Class A-2A Swap Provider for such Distribution Date (which was not caused by a Swap Provider Trigger Event, as defined in the Class A-2A Swap Agreement) and (y) the Group I Allocation Percentage and (B) the denominator of which is the Certificate Principal Balance of the Class I-A-2A Component immediately prior to that Distribution Date;

______________________________

Deutsche Bank Securities Underwriter

5)

Clause (vi) of the definition of “Net WAC Pass-Through Rate” under “Glossary of Definitions Relating to the Priority of Distributions” is deleted in its entirety and replaced with the following:

(vi)

With respect to the Class III-A-2A Component, a per annum rate equal to the excess, if any, of (I) the Net WAC Pass-Through Rate for the Class III-A-1 Certificates and the Class III-A-2B, Class III-A-3 and Class III-A-4 Components for that Distribution Date, over (II) a per annum rate (subject to adjustment based on the actual number of days elapsed in the related Interest Accrual Period) equal to the product of (i) 12 and (ii) a fraction, expressed as a percentage, (A) the numerator of which is the product of (x) any Adjusted Net Securities Administrator Class A-2A Swap Payment and Swap Termination Payment payable to the Class A-2A Swap Provider for such Distribution Date (which was not caused by a Swap Provider Trigger Event, as defined in the Class A-2A Swap Agreement) and (y) the Group III Allocation Percentage and (B) the denominator of which is the Certificate Principal Balance of the Class III-A-2A Component immediately prior to that Distribution Date;

6)

The following definition is added to the Prospectus Supplement under “Glossary of Definitions Relating to the Priority of Distributions”:

“Swap Net WAC Pass-Through Rate” With respect to any Distribution Date, the Swap Net WAC Pass-Through Rate for the Class I-A-1B Certificates and Class I-A-2A and Class III-A-2A Components, will be as follows:

(i)

With respect to the Class I-A-1B Certificates and Class I-A-2A Component, a per annum rate equal to the Net WAC Pass-Through Rate for the Class I-A-1A Certificates and the Class I-A-2B, Class I-A-3 and Class I-A-4 Components for that Distribution Date; and

(ii)

With respect to the Class III-A-2A Component, a per annum rate equal to the Net WAC Pass-Through Rate for the Class III-A-1 Certificates and the Class III-A-2B, Class III-A-3 and Class III-A-4 Components for that Distribution Date.